UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2001

PremierWest Bancorp

(Exact Name of Registrant as specified in its charter)

(State or other (Commission (IRS Employer

jurisdiction File Number) Identification No.

of incorporation)

503 Airport Road, Medford, Oregon 97501

Address of Principal Executive Office Zip Code

Registrant's telephone number including area code 541-618-6003

(Former name or former address, if changed since last report) Not applicable

Item 7. Financial Statements and Exhibits

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Exhibits.

The following exhibits are filed herewith and this constitutes the exhibit index:

Exhibit

99 Press Release dated October 19, 2001

Item 9. Regulation FD Disclosure

On October 19, 2001, PremierWest Bancorp issued a press release, including certain forward looking statements, disclosing earnings for the third quarter of 2001 and other announcements. All of the information in the press release, appearing in Exhibit 99, is not filed but is furnished pursuant to Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIERWEST BANCORP (Registrant)

Date: October 24, 2001 By: /s/ Bruce R. McKee

Bruce R. McKee, Chief Financial Officer

Exhibit 99

FOR IMMEDIATE RELEASE:

Contact:

John L. Anhorn - Chief Executive Officer and President

Richard R. Hieb - Executive Vice President and Chief Operating Officer

Bruce R. McKee - Senior Vice President and Chief Financial Officer

PremierWest Bancorp

(541) 618-5970 (Investor Line)

(541) 618-6003 (Main Line)

Email: brucem@premierwestbank.com

PREMIERWEST BANCORP ANNOUNCES ITS THIRD QUARTER OPERATING PERFORMANCE WITH CONTINUED STRONG GROWTH

MEDFORD, OR. OCTOBER 19TH PremierWest Bancorp (OTCBB: PRWT) announced its operating performance for the periods ended September 30, 2001.

FINANCIAL HIGHLIGHTS

  46% asset growth since the beginning of the year
  Geographic expansion and increased market share with 30 banking offices
  Liquidity at 12% of total assets to meet future loan demands and investment opportunities
  Equity increased 34% since the beginning of the year allowing for continued growth
  Improved loan quality with reduction in non-performing assets
  Introduced mortgage lending and investment securities services

Total assets grew 46% from $331 million to $484 million and loans have increased by 38% to $332 million since the beginning of the year. Cash and cash equivalents increased 137% to $59 million providing liquidity and flexibility to PremierWest's balance sheet. John Anhorn, PremierWest's CEO said, "this gives PremierWest a strong safety and soundness factor as we move into the future".

For the nine-months ended September 30, 2001 and 2000, PremierWest had net income, respectively, of $2,040,000 ($0.20 per dilutive share) compared to $2,140,000 ($0.24 per dilutive share), before goodwill amortization and one-time merger and data conversion costs. Net income of $602,000 ($0.07 per dilutive share), before a $92,000 goodwill amortization charge for the three-month period ended September 30, 2001, compared to $871,000 ($0.10 per dilutive share), before $65,000 of one-time merger and data conversion costs for the same three-month period in 2000.

Continuing efforts to expand market share and centralize its administrative support has impacted PremierWest's net income by approximately $300,000 during the third quarter of 2001. Specifically, expansion into the Grants Pass area of Oregon and a new location in Redding, California has added additional salaries, occupancy and other start-up costs. "As we have moved forward to centralize PremierWest's administrative support functions, it has been necessary to duplicate job assignments, particularly in the data processing area," said Rich Hieb, PremierWest's COO. "These duplicate job assignments are being eliminated." Additional costs of approximately $250,000 are expected to be incurred during the fourth quarter of this year due to the move of operational support functions from Roseburg to Medford. This should set the stage for operational efficiencies beginning 2002.

The Federal Reserve has dropped short-term interest rates by 350 basis points since the beginning of the year significantly impacting net interest margin. Of $332 million in loans, approximately $110 million are tied to prime rate adjusting immediately. Another $100 million in loans are tied to prime rate, however, such loans adjust quarterly, semi-annually or annually. Price adjustments have been made to the Company's deposit products across the board while remaining competitive in the market place. At quarter end, approximately $58 million of PremierWest's certificate of deposits were paying on average above 6%. Approximately $13 million of certificate of deposits mature each month repricing at rates of 3% to 4%. The Company's interest margin has shown improvement from 4.50% for the second quarter of this year to 4.56% for the third quarter. Management expects that the Company's net interest margin will continue to improve as deposits reprice.

Due to the impact of costs to expand market share, centralize administrative support functions, and reductions in prime interest rates, PremierWest has re-forecast its net earnings per share on a fully diluted basis for the calendar year 2001 to be in the range of $0.23 to $0.25 a share.

Strong Loan Demand

During the third quarter, PremierWest added approximately $11 million of new loans with approximately $56 million in unfunded loan commitments. Loan volume has grown 18% without taking into consideration the April 16th acquisition of Timberline.

PremierWest's loan quality remains sound with comparable amounts added to the allowance for loan losses during each of the quarters ended. Net charge-offs were 0.06% for the first nine months of 2001 compared to 0.16% the same period during the prior year. Non-performing assets to total assets are now 1.27% at the end of the third quarter 2001 improving from 2.80% as of year-end 2000. Non-performing assets continue to be reduced. PremierWest is now managing approximately $4 million in loans on non-accrual and $600,000 in other real estate owned. Approximately $2 million of the non-performing assets relate to the acquired banks' portfolios. The Company's allowance for loan losses is $4.6 million, or 1.37% of gross loans, and is considered adequate as of quarter end.

During the nine months ended September 30, 2001, PremierWest sold other real estate owned properties totaling $1.7 million at a loss of approximately $100,000.

Strong Liquidity Position

Deposits have grown by over $17 million or 4% since the end of last quarter. PremierWest has had a 22% deposit growth over the last twelve months independent of the Timberline acquisition. In addition, management has been restructuring PremierWest's investment portfolio by selling long-term investments and reinvesting in shorter-term investment instruments to shorten the average life of its overall investments. New deposits and restructuring of PremierWest's investment portfolio have resulted in a strong liquidity position with federal funds sold averaging approximately $30 million during the third quarter of this year.

Capital to Total Assets Ratio of 9%

Stockholders' equity increased by $11 million to $43.7 million since the beginning of the year resulting from the issuance of PremierWest stock in the acquisition of Timberline, net income and an increase in the market value of the Company's investment portfolio. Since the beginning of the year, PremierWest's net book value increased 12% to $4.03 per share.

Non-interest Income Increased 75%

At the end of last year, PremierWest acquired a mortgage loan business that has added approximately 41% to non-interest income this year. PremierWest has added new expertise and volume to the investment services product line. PremierWest Investment Services recently hired an investment manager to boost investment revenues. This business line is expected to increase non-interest income by another 10% to 15% by the end of this year.

Plans to Improve Net Income and Efficiency Ratio

As was the situation during the prior quarters of this year, PremierWest's rapid asset growth, absorption of two new bank operations, a finance company and a mortgage loan operation have resulted in a higher efficiency ratio from 71% during the first three quarters of 2000 to 77% during the first three quarters of 2001.

The most significant effect on the efficiency ratio has been in salaries and employee benefits which increased $1.1 million for the third quarter of 2001 compared to the same period of 2000 and an increase of $2.2 million for the nine-month period ended September 30, 2001, compared to the same period last year. The Timberline operations accounted for approximately $300,000 of this increase in the third quarter and approximately $610,000 since acquisition. Management has implemented a plan to reduce administrative staff levels by 15% in the administrative support areas, which will become fully effective by the beginning of 2002. Certain back-room operations will be centralized in Medford by the end of this year with anticipated cost savings during the year 2002.

Expansion Continues through 2001

PremierWest seized the opportunity to hire experienced bankers with a good business plan for the Grants Pass area. PremierWest opened a permanent full-service branch in south Grants Pass, Oregon in August 2001 and will open a second full-service branch site in the north area of Grants Pass during the fourth quarter of this year. In August of this year, PremierWest opened a full-service branch in the Rogue Valley Manor located in Medford, Oregon, which serves a retirement community. PremierWest opened a residential real estate and commercial lending office in Redding, California where loan demand has been very strong. These branch sites are expected to be profitable by mid-year 2002.

Looking Forward to 2002

For the next twelve months, PremierWest will be focused on earnings improvement along with its mission to be 'The Community Bank'. In addition, the Company's philosophy 'People doing business with people' provides a niche-banking concept for the future as evidenced by PremierWest's continued growth. Mr. Anhorn says, "with cost savings, loan growth and shifting of assets, PremierWest is positioning itself for stronger financial performance in 2002."

PremierWest Bancorp is the parent company for PremierWest Bank with 30 banking offices located in Jackson, Josephine, Douglas and Klamath counties of Oregon; and Loan Production and Administration offices located at 503 Airport Road, Medford. PremierWest Bank is the parent company of PremierWest Investment Services, Inc., with investment personnel located in Medford and Roseburg, Oregon, and Premier Finance Company located in Portland, Oregon. Motor Investment Company, a division of PremierWest Bank, is located in Klamath Falls, Oregon. PremierWest Mortgage is a division of PremierWest Bank with offices located in Roseburg, Klamath Falls, Grants Pass and Medford, Oregon and Yreka and Redding, California.

PremierWest Bancorp stock is traded on the OTC Bulletin Board under the symbol PRWT. The two primary market makers in PRWT stock are A.G. Edwards (541-779-4500 or 800-453-8899) and D.A. Davidson & Company (503-603-3051 or 800-755-9643). Some of the other brokerage firms trading PRWT stock include Merrill Lynch (541-858-8815), Paine Webber (541-773-7773), Salomon-Smith Barney (541-779-5010) and Strand Atkinson (541-772-6826). For more information about PremierWest Bancorp, please call our investor line at 541-618-5970 or the Administration main line at 541-618-6003.

________________________________________________

This report contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in those statements, which are representative only on the date hereof. These forward-looking statements are based on management's assumptions and projections, and are sometimes identifiable by the use of the words, "expect to," "plan," "will," "believe" and words of a similar predictive nature. Because management's assumptions and projections are based on anticipation of future events, you should not place undue emphasis on forward-looking statements. You should anticipate that our actual performance may vary from these projections, and these variations may be material and adverse. You should not rely solely on the forward-looking statements in evaluating an investment or prospective investment, and you should consider all uncertainties and risks discussed in the filings of PremierWest Bancorp with the Securities and Exchange Commission (SEC). PremierWest undertakes no obligation to update any forward-looking statements contained herein.

SOURCE: PremierWest Bancorp

PremierWest Bancorp

Selected Consolidated Financial Information

(In thousands, except per share data and ratios)

(Unaudited)
	Three-Months Ended September 30,
Income Statement Data	2001	2000	% Change
Total interest income	$ 8,508	$ 6,957	22.3%
Total interest expense	3,665	3,015	21.6%
Net interest income	4,843	3,942	22.9%
Loan loss provision	258	215	20.0%
Net income after provision for loan losses	4,585	3,727	23.0%
Total non-interest income	1,025	529	93.8%
Total non-interest expense	4,596	3,005	52.9%
Income before taxes	1,014	1,251	-18.9%
Provision for income taxes	320	380	-15.8%
Net income before non-operating charges	694	871	-20.3%
Goodwill	92	-
Merger and Data Conversion costs	-	65
Net income	$ 602	$ 806	-25.3%

Share Data
Earnings per common share - before non-operating charges
Basic	$ 0.07	$ 0.10	-30.0%
Diluted	$ 0.07	$ 0.10	-30.0%
Per common share,f merger, data conversion or goodwill charges
Basic	$ (0.01)	$ (0.01)
Diluted	$ (0.01)	$ (0.01)
Earnings (Loss) per common share - after non-operating charges
Basic	$ 0.06	$ 0.09	-33.3%
Diluted	$ 0.06	$ 0.09	-33.3%
Book value per common share	$ 4.03	$ 3.40	18.5%
Basic average shares outstanding	10,855	8,820
Fully diluted shares outstanding	10,934	9,104
Total common shares outstanding at period end	10,855	9,029
Selected Ratios
Return on Average Assets	0.58%	1.06%
Return on Average Equity	6.30%	11.29%
Equity to Total Assets	9.04%	9.26%
Net Loans to Deposits	78.37%	78.94%
Net Interest Margin	4.56%	5.24%
Efficiency Ratio (1)	78.32%	67.21%
Net Charge-offs (Recoveries) to Average Loans	0.04%	-0.01%
Allowance for Loan Losses to End of Period Loans	1.37%	1.06%
Non-Performing Assets to Total Assets (2)	1.27%	1.07%
Allowance for Loan Losses to Non-Performing Loans	75.34%	65.81%
Non-Performing Assets to Equity and Reserves	12.68%	10.75%
Notes:
(1)	Efficiency ratio is non-interest expense divided by (net interest income plus non-interest income).
(2)	Non-performing assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.
(3)	Earnings per share and book value per share have been recalculated as though the 5% stock dividend had been paid as of the first period presented.
Balance Sheet Data (period end)	September 30, 2001	Dec. 31, 2000	% Change
Total cash and equivalents	$ 59,189	$ 18,036	228.2%
Total investment securities, net	61,457	75,124	-18.2%
Loans and discounts, net	332,164	232,910	42.6%
Premises and Equipment, net	17,562	11,172	57.2%
Other assets	13,330	7,004	90.3%
Total assets	$ 483,702	$ 344,246	40.5%
Total deposits	$ 423,863	$ 296,240	43.1%
Other liabilities	16,132	15,564	3.6%
Total liabilities	439,995	311,804	41.1%
Stockholders' equity	43,707	32,442	34.7%
Total Liabilities and Equity	$ 483,702	$ 344,246	40.5%

	Nine-Months Ended September 30,
Income Statement Data	2001	2000	% Change
Total interest income	$ 23,461	$ 19,305	21.5%
Total interest expense	10,427	8,145	28.0%
Net interest income	13,034	11,160	16.8%
Loan loss provision	613	594	3.2%
Net income after provision for loan losses	12,421	10,566	17.6%
Total non-interest income	2,682	1,537	74.5%
Total non-interest expense	12,114	9,048	33.9%
Income before taxes	2,989	3,055	-2.2%
Provision for income taxes	949	915	3.7%
Net income before non-operating charges	2,040	2,140	-4.7%
Goodwill	188	-
Merger and Data Conversion costs	-	948
Net income	$ 1,852	$ 1,192	55.4%

Share Data
Earnings per common share - before non-operating charges
Basic	$ 0.20	$ 0.24	-16.7%
Diluted	$ 0.20	$ 0.24	-16.7%
Per common share - merger, data conversion or goodwill charges
Basic	$ (0.02)	$ (0.11)
Diluted	$ (0.02)	$ (0.10)
Earnings (Loss) per common share - after non-operating charges
Basic	$ 0.18	$ 0.14	28.57%
Diluted	$ 0.18	$ 0.13	38.46%
Book value per common share	$ 4.03	$ 3.40	18.53%
Basic average shares outstanding	10,131	8,820
Fully diluted shares outstanding	10,210	9,098
Total common shares outstanding at period end	10,855	9,029
Selected Ratios
Return on Average Assets	0.65%	0.87%
Return on Average Equity	6.24%	9.32%
Equity to Total Assets	9.04%	9.26%
Net Loans to Deposits	78.37%	78.94%
Net Interest Margin	4.61%	5.09%
Efficiency Ratio (1)	77.08%	71.26%
Net Charge-offs (Recoveries) to Average Loans	0.06%	0.16%
Allowance for Loan Losses to End of Period Loans	1.37%	1.52%
Non-Performing Assets to Total Assets (2)	1.27%	1.31%
Allowance for Loan Losses to Non-Performing Loans	75.34%	77.51%
Non-Performing Assets to Equity and Reserves	12.68%	12.71%
Notes:
(1) Efficiency ratio is non-interest expense divided by (net interest income plus non-interest income).
(2) Non-performing assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.
(3)Earnings per share and book value per share have been recalculated as though the 5% stock dividend had been paid as of the first period presented.
Balance Sheet Data (period end)	September 30, 2001	September 30, 2000	% Change
Total cash and equivalents	$ 59,189	$ 16,476	259.2%
Total investment securities, net	61,457	80,116	-23.3%
Loans and discounts, net	332,164	217,787	52.5%
Premises and Equipment, net	17,562	10,519	67.0%
Other assets	13,330	6,611	101.6%
Total assets	$ 483,702	$ 331,509	45.9%
Total deposits	$ 423,863	$ 275,884	53.6%
Other liabilities	16,132	24,941	-35.3%
Total liabilities	439,995	300,825	46.3%
Stockholders' equity	43,707	30,684	42.4%
Total Liabilities and Equity	$ 483,702	$ 331,509	45.9%